Exhibit 10.5

FIRST EAGLE PRIVATE CREDIT FUND

TERMS AND CONDITIONS OF THE DIVIDEND REINVESTMENT PLAN

Registered holders (“Common Shareholders”) of common shares of beneficial interest (the “Common Shares”) of First Eagle Private Credit Fund (the “Fund”) will automatically be enrolled (the “Participants”) in the Fund’s Dividend Reinvestment Plan (the “Plan”) and are advised as follows:

1. THE PLAN AGENT. SS&C GIDS, Inc., (“SS&C” or the “Agent”) will act as Agent for each Participant.

2. CASH OPTION. The Fund will declare its income dividends or capital gains or other distributions (“Distributions”) payable in Common Shares, or, at the option of Common Shareholders, in cash. Therefore, each Participant will have all Distributions, net of any applicable U.S. withholding taxes, on his or her Common Shares automatically reinvested in additional Common Shares, unless such Participant elects to receive such Distributions in cash by contacting the Agent. An election to receive cash may be revoked or reinstated at the election of the Common Shareholder.

3. VALUATION. On the payment date for a Distribution, the Agent shall receive newly issued Common Shares (“Additional Common Shares”), including fractions, from the Fund for each Participant’s account. The number of Additional Common Shares to be credited shall be determined by dividing the dollar amount of the Distribution by the net asset value per Common Share on the declaration date. The net asset value per Common Share on a particular date shall be the amount calculated on that date (or if not calculated on such date, the amount most recently calculated) by or on behalf of the Fund in accordance with the Fund’s current prospectus. It is contemplated that the Fund will pay dividends at least quarterly. If, for any reason beyond the control of the Agent, reinvestment of the Distributions cannot be completed within 30 days after the applicable payment date for Distribution, funds held by the Agent on behalf of a Participant will be distributed to that Participant.

4. TAXATION. The automatic reinvestment of Distributions does not relieve Participants of any taxes which may be payable on Distributions. Participants will receive tax information annually for their personal records and to help them prepare their federal income tax return. For further information as to tax consequences of participation in the Plan, Participants should consult with their own tax advisors.

5. LIABILITY OF AGENT. The Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Agent’s negligence, bad faith, or willful misconduct or that of its employees. Each Participant’s uninvested funds held by the Agent will not bear interest. The Agent shall have no liability in connection with any inability to purchase Common Shares within the time provided, or with the timing of any purchases effected. The Agent shall have no responsibility for the value of Common Shares acquired. The Agent may commingle Participants’ funds.

6. RECORDKEEPING. The Agent may hold each Participant’s Common Shares acquired pursuant to the Plan together with the Common Shares of other Common Shareholders of the Fund acquired pursuant to the Plan in non-certificated form in the Agent’s name or that of the Agent’s nominee. Distributions on fractional shares will be credited to each Participant’s account. Each Participant will be sent a confirmation by the Agent of each acquisition made for his or her account as soon as practicable, but in no event later than 60 days, after the date thereof. No certificates for any full or fractional Common Shares will be issued. Any share dividends or split shares distributed by the Fund on Common Shares held by the Agent for Participants will be credited to their accounts. In the event that the Fund makes available to its Common Shareholders rights to purchase additional Common Shares, the Common Shares held for each Participant under the Plan will be added to other Common Shares held by the Participant in calculating the number of rights to be issued to each Participant.

7. PROXY MATERIALS. The Agent will forward to each Participant any proxy solicitation material. The Agent will vote any Common Shares held for a Participant first in accordance with the instructions set forth on proxies returned by such Participant to the Fund, and then with respect to any proxies not returned by such Participant to the Fund, in the same proportion as the Agent votes the proxies returned by the other Participants to the Fund.

8. BROKERS, NOMINEE HOLDERS, ETC. In the case of shareholders such as banks, brokers or nominees that hold Common Shares for others who are the beneficial owners, the Agent will administer the Plan on the basis of the number of Common Shares certified by the record shareholder as representing the total amount registered in such shareholder’s name and held for the account of beneficial owners who are to participate in the Plan.

9. FEES. There will be no direct expenses to Participants for the administration of the Plan. There is no direct service charge to Participants with regard to purchases under the Plan; however, the Fund reserves the right to amend the Plan to include a service charge payable by the Participants. The Agent’s service fee for handling Distributions will be paid by the Fund.

10. TERMINATION OF PARTICIPATION. Each registered Participant may terminate his or her participation under the Plan by notifying the Agent in writing at SS&C GIDS, Agent for First Eagle Private Credit Fund Dividend Reinvestment Plan, P.O. Box 219324, Kansas City, MO 64105-9324. Such termination will be effective with respect to a particular Distribution if the Participant’s notice is received by the Agent at least ten (10) days prior to such Distribution payment date. The Plan may be terminated by the Agent or the Fund upon notice in writing mailed to each Participant at least 60 days prior to the effective date of the termination. Upon any termination, the Agent will transfer such Common Shares to a broker designated by the Participant for the full shares held for such Participant under the Plan and cash adjustment for any fraction of a Common Share at the then net asset value of the Common Shares to be delivered to him or her without charge. If a Participant has terminated his or her participation in the Plan but continues to have Common Shares registered in his or her name, he or she may re-enroll in the Plan at any time by contacting the Agent at SS&C GIDS, Agent for First Eagle Private Credit Fund Dividend Reinvestment Plan, P.O. Box 219324, Kansas City, MO 64105-9324.

11. AMENDMENT OF THE PLAN. These terms and conditions may be amended by the Agent or the Fund at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Agent receives notice of the termination of the Participant’s account under the Plan. Any such amendment may include an appointment by the Agent of a successor Agent, subject to the prior written approval of the successor Agent by the Fund. The Fund may suspend the Plan at any time without notice to the Participants.

12. APPLICABLE LAW. These terms and conditions shall be governed by the laws of The State of Delaware.

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